Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated April 29, 2013

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ETN and index data as of March 31, 2013

Description

The PowerShares DB 3x Long 25+ Year Treasury Bond Exchange Traded Notes (Symbol:
LBND) and PowerShares DB 3x Short 25+ Year Treasury Bond Exchange Traded Notes
(Symbol: SBND) (collectively, the "PowerShares DB U.S. Treasury ETNs," or the
"ETNs") are the []rst exchange-traded products that provide investors with a cost-effective and convenient way to take a leveraged view on the performance of a U.S. Treasury bond futures index.

The PowerShares DB U.S. Treasury ETNs are based on the DB Long U.S. Treasury
Bond Futures Index and the DB Short U.S. Treasury Bond Futures Index, which measure the performance of a long or short investment in the CBOT Ultra T-Bond futures.

PowerShares DB U.S. Treasury ETN and Index Data
Ticker symbols
3x Long 25+ Year Treasury Bond          LBND
3x Short 25+ Year Treasury Bond         SBND
Intraday indicative value symbols
3x Long 25+ Year Treasury Bond        LBNDIV
3x Short 25+ Year Treasury Bond       SBNDIV
CUSIP symbols
3x Long 25+ Year Treasury Bond    25154N522
3x Short 25+ Year Treasury Bond   25154N530
Details
ETN price at inception                $25.00
Inception date                     6/28/2010
Maturity date                      5/31/2040
Yearly investor fee                    0.95%
Leverage reset frequency              Monthly
Listing exchange                   NYSE Arca
DB Long U.S. Treasury Bond
  Futures Index                      DBBNDL
DB Short U.S. Treasury Bond
  Futures Index                      DBBNDS
Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

LBND  PowerShares  DB 3x Long 25+ Year Treasury Bond ETN SBND  PowerShares DB 3x
Short 25+ Year Treasury Bond ETN

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ETN Performance and Index History (%)(1)
                                       1 Year 2 Year ETN Inception
ETN Performance
3x Long 25+ Year Treasury Bond         17.66  45.30        21.43
3x Short 25+ Year Treasury Bond        -26.24 -45.25       -33.47
Index History
DB Long U.S. Treasury Bond
  Futures Index                          7.07 15.73          8.88
DB Short U.S. Treasury Bond
  Futures Index                         -8.06 -15.73       -10.31
Comparative Indexes(2)
SandP 500                                13.96  11.22        18.59
Barclays U.S. Aggregate                  3.77   5.73         4.72

Source: Invesco PowerShares, Bloomberg L.P.

(1) ETN performance []gures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB U.S. Treasury ETN performance. The inception date of the DB Long U.S. Treasury Bond Futures Index and the DB Short U.S. Treasury Bond Futures Index is May 4, 2010. ETN
Performance is based on a combination of three times the monthly returns from the relevant Treasury index plus the monthly returns from the DB 3-Month T-Bill
Index (the "T-Bill Index"), resetting monthly as per the formula applied to the
ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not re[]ect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

800 983 0903 | 877 369 4617 powersharesetns.com | www.dbxus.com twitter:
@PowerShares

ETN data as of March 31, 2013

Volatility (%)(1,2)
                            Triple  Triple
                             Long   Short
2 Year                     42.69   42.82
------------------------- -------- -------
2-Year Historical Correlation(1,2)
                            Triple  Triple
                             Long   Short
SandP 500                     -0.82    0.82
Barclays U.S. Aggregate     0.74    -0.74
------------------------- -------- -------
Annual Performance (%)(1)
                            Triple  Triple
                             Long   Short
2011                      108.38   -64.72
2012                        5.66   -18.21
YTD                         -9.31    7.92

Deutsche Bank AG, London Branch has []led a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents []led by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | www.dbxus.com or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 800 983 0903 | 877 369
4617, or you may request a copy from any dealer participating in this offering.
Important Risk Considerations:

The ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the ETNs. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Signi[]cant adverse monthly performances for your
ETNs may not be offset by any bene[]cial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on

LBND  PowerShares  DB 3x Long 25+ Year Treasury Bond ETN SBND  PowerShares DB 3x
Short 25+ Year Treasury Bond ETN

What are the PowerShares DB U.S. Treasury ETNs?

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of an underlying index obtained by combining three times the returns, whether positive or negative, on the DB Long U.S. Treasury Bond Futures Index or the DB Short U.S.
Treasury Bond Futures Index, as applicable, with returns on the DB 3-Month
T-Bill Index.

The DB Long U.S. Treasury Bond Futures Index measures the performance of a long investment in the CBOT Ultra T-Bond futures and the DB Short U.S. Treasury Bond
Futures Index measures the performance of a short investment in the CBOT Ultra
T-Bond futures. The underlying assets of the Ultra T-Bond futures are U.S.
Treasury Bonds with at least 25 years remaining term to maturity. The returns of each ETN are obtained by combining 3x the returns of the relevant index with the returns of the TBill index, less investor fees. Investors can buy and sell the
ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 200,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Bene[]ts and Risks of PowerShares DB U.S. Treasury ETNs

Bene[]ts                          Risks
[] Leveraged long and short notes [] Non-principal protected
[] Relatively low cost            [] Leveraged losses
[] Intraday access                [] Subject to an investor fee
[] Listed                         [] Limitations on repurchase
                                  [] Concentrated exposure
                                  [] Credit risk of the issuer
                                  [] Issuer call right

(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a speci[]ed group of common stocks. The Barclays U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, []xed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversi[]cation, full principal at risk, trade price []uctuations, illiquidity and leveraged losses. Investing in the ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, your
Investment will expire worthless. As described in the pricing supplement,
Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as speci[]ed in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to notional positions in U.S. Treasury bond futures contracts. The market value of the ETNs may be in[]uenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its af[]liate, Invesco PowerShares Capital Management LLC.
Invesco Distributors, Inc. will be compensated by Deutsche Bank or its af[]liates for providing these marketing services. Neither Invesco

Distributors, Inc. nor Invesco PowerShares is af[]liated with Deutsche Bank. An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including possible loss of principal.
For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.
Not FDIC Insured -- No Bank Guarantee -- May Lose Value This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully. For US Use Only

[C] 2013 Invesco PowerShares Capital Management LLC P-DBFI-ETN-PC-1-E 04/13

800 983 0903 | 877 369 4617 powersharesetns.com | www.dbxus.com twitter:
@PowerShares